Filed pursuant to Rule No. 424(b)(3)
                                                        File Number 333-62154


PROSPECTUS SUPPLEMENT NO. 1


                             THE BISYS GROUP, INC.
                                 $300,000,000
                  4% Convertible Subordinated Notes due 2006
       and shares of common stock issuable upon conversion of the notes


         This prospectus supplement supplements the prospectus dated June 15, 2001 of The BISYS Group, Inc. relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of up to $300,000,000 principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.


                                         Aggregate                       Number of     Percentage of
                                      Principal Amount                   Shares of       Shares of
                                      At Maturity of   Percentage of    Common Stock   Common Stock
                                      Notes That May       Notes        That May Be    Outstanding (2)
Name                                      Be Sold       Outstanding       Sold (1)
------------------------------------- --------------- ---------------- -------------- ---------------
ABN AMRO Securities LLC..............   $2,000,000           *             29,946            *
Credit Suisse First Boston Corporation  $16,911,000        5.637%         253,207            *
Kentfield Trading, Ltd...............   $9,532,000         3.177%         142,722            *
Robertson Stephens...................   $6,000,000         2.000%          89,837            *

-------------

* Less than one percent (1%).

(1) Assumes conversion of all of the holder's notes at a conversion rate of 14.9729 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes-Conversion Rights". As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 58,084,850 shares of common stock outstanding as of April 30, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

         Investing in the notes or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 6 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is June 29, 2001.